Exhibit 99.1

April 26, 2007

Jacek Rozga, MD PhD
143 N. Arnaz Drive, Apt 203
Beverly Hills, CA 90211

Dear Jacek:

We are pleased to offer you reemployment on a full time basis, effective as of April 1, 2007, with Arbios Systems, Inc. (“Arbios”) as its Chief Scientific Officer. You will continue to report to the Chief Executive Officer (CEO) of Arbios and will perform such tasks as are usually and customarily performed by persons holding the titles of Chief Scientific Officer and vice president of research, including all the obligations under law of an executive officer and principal shareholder of a public company. The terms of your employment are as follows:

1. You will be compensated initially with a salary at an annualized rate of $200,000, which salary will paid twice monthly, subject to withholding of Federal and State income taxes, Social Security, and other customary deductions.

2. You will be eligible initially for an annual bonus of up to 15% of your gross annualized salary, which bonus, if any, will be subject to withholding of Federal and State income taxes, Social Security, and other customary deductions. The amount of the annual bonus will be determined by the CEO in his sole discretion based on conditions and criteria that he considers to be appropriate. If the CEO decides to grant you a bonus it will generally be paid during the first quarter of each calendar year, commencing in 2008, but such timing will be dependent on the Company’s assessment of its financial condition and other circumstances.

3. Your performance shall be reviewed annually by the CEO against mutually agreed upon goals. At that time, compensation adjustments may be made in the form of adjusted salary or otherwise.

4. All requests for vacation time off (other than holidays observed by all of Arbios’ employees) should be approved in advance by the CEO of Arbios.

5. You will be reimbursed for your reasonable pre-approved business related expenses in accordance with the expense reimbursement policy in place from time to time.

6. You will be entitled to three weeks vacation during each twelve-month period of employment to be taken in accordance with Arbios’ policies in place from time to time. In addition, you will also be entitled to the same paid holidays as are observed by Arbios employees generally, which currently include 7 paid holidays per year.

7. You will be eligible to participate in the Company’s health insurance, disability benefit, 401K and life insurance plans as may be offered from time to time to other employees of similar level.

8. You are eligible to be reimbursed for the documented cost of moving your household belongings from Southern California to Eastern Massachusetts, provided that such reimbursement shall not exceed $10,000.

9. You will be employed on an “at will” basis, which means that your employment may be terminated by either you or the Company, with or without cause, at any time. This offer letter is not a contract of employment for any specific period of time. However, without prejudice to our respective rights under your employment and termination at will, in consideration of the Company offering to re-employ you on a full time basis at your request, and for reimbursing you for relocation of your household belongings to Massachusetts (as above), you hereby affirm and represent that it is your present intent to continue to serve Arbios in a full time capacity for a period of not less than a year from the effective date of this agreement.

10. All work that you perform for Arbios will be performed in our offices in Waltham, California, or other such location in Eastern Massachusetts as the Company may direct, or as mutually agreed otherwise.

11. You agree to work exclusively for Arbios. While you are employed by Arbios you will not perform services for any other person, entity or employer. The only exceptions to this requirement are that you may continue to perform consulting services for the company OncoTx up to 40 hours per month and charitable and cure activities which do not in any way conflict or interfere with your duties to the Company. By accepting this proposal, you expressly certify that you will not be engaged as an officer of OncoTx and that your performances of such consulting services for OncoTx shall not conflict or interfere in any way with the performance of your full time employment obligations to Arbios.

12. By accepting this proposal, you hereby certify that you are under no obligations to any other entity regarding a non-compete or other provision which would or could impair or limit your discharge of your duties to the Company. You also certify that OncoTx is in no way competitive with the business or technology of Arbios.

13. By accepting this proposal, and in consideration of your agreeing to this employment offer and as a condition of your reporting for work, you hereby reaffirm your obligations under the attached Employee Inventions Assignment and Confidentiality Agreement which you have executed previously on behalf of Arbios.

14. This letter constitutes our entire offer regarding the terms and conditions of your prospective employment by Arbios Systems, Inc. It supersedes any prior agreements, or other promises or statements (whether oral or written) regarding the offered terms of employment. Because our employment discussions and the terms of your employment are confidential, it is understood that you shall not disclose the fact or terms of such discussions or the terms of your employment with the Company to anyone other than your immediate family and your legal or financial advisor at any time, absent prior written consent from Walter Ogier. The terms of your employment shall be governed by the law of the Commonwealth of Massachusetts. Both you and the Company agree that any action, demand, claim or counterclaim in connection with any aspect of your employment with the Company, or any separation of employment (whether voluntary or involuntary) from the Company, shall be resolved by a judge alone, and you and the Company waive and forever renounce your right to a trial before a civil jury.

If the terms of this offer are acceptable to you, please indicate your acceptance by signing and returning one copy of this letter to me.

Sincerely,

/s/ Walter Ogier
Walter C. Ogier, President and CEO

Accepted and agreed to this 27th Day of April, 2007.

       /s/ Jacel Rozga
By: Jacek Rozga, MD PhD